Investor Contact: Dave Crawford
Halyard Health, Inc.
470-448-5177
Investor.Relations@HYH.com

Media Contact: Casey Becker
Brunswick Group
646-292-3292
Halyard@BrunswickGroup.com

Halyard Health, Inc. Announces First Quarter 2018 Results

ALPHARETTA, Ga., May 2, 2018/PRNewswire/ -- Halyard Health, Inc. (NYSE: HYH) today reported first quarter 2018 results and provided its 2018 earnings outlook.

“I’m pleased with our continued momentum and volume growth, achieving 6 percent organic top-line growth in medical devices,” said Joe Woody, Halyard chief executive officer. “We delivered solid earnings, at the same time investing to further enhance commercial execution and product innovation. With the divestiture of S&IP now complete, we are in a strong position to take advantage of attractive opportunities that fit within our dual-track growth strategy, focused on M&A and product development.”

First Quarter 2018 Financial Highlights

•	First quarter continuing operations, or Medical Device sales, were $156 million, a 7 percent increase from the prior year. On a constant currency basis, sales increased 6 percent.

•
Net income for the first quarter was $20 million, compared to $13 million in the prior year. Adjusted net income was $36 million, up from $23 million a year ago. Additionally, Medical Device operating profit for the first quarter increased 6 percent to $40 million.

•	First quarter diluted earnings per share totaled $0.43, compared to $0.27 a year ago.

•	Adjusted diluted earnings per share were $0.76, up 58 percent compared to the prior year.

•	First quarter EBITDA was $42 million compared to $43 million in the prior year. On an adjusted basis, EBITDA increased 12 percent to $59 million for the quarter, compared to the prior year.

Operational and Business Highlights

•
Completed the divestiture of Surgical and Infection Prevention (S&IP) on April 30, 2018 - which transforms the company into a pure-play Medical Devices business and provides additional financial capacity to fund dual-track growth strategy.

•	Initiated the installation of a new IT system that will be completed in 2019 and is expected to generate $15 to $19 million in cost savings.

•	Repaid $40 million of the Term Loan B credit facility and plan to pay off the balance with the proceeds from the sale of the S&IP business.

•
Focused on establishing an enhanced organizational structure for a pure-play Medical Devices business, strengthening the leadership team, including recent appointment of Arjun Sarker, as Senior Vice President - International.

First Quarter 2018 Operating Results from Continuing Operations
Medical Device net sales totaled $156 million, a 6 percent increase compared to the first quarter last year, on a constant currency basis.

Performance was driven by increased demand in interventional pain, digestive health and respiratory health as volumes increased 6 percent and favorable currency exchange rates benefited sales by 1 percent.

Operating loss was $7 million compared to a loss of $18 million in 2017. Volume growth and lower expenses related to excluded items helped drive performance. On an adjusted basis, operating profit was $2 million compared to a loss of $2 million in 2017.

As a result of the previously announced divestiture, the S&IP segment operating results are reflected as discontinued operations for all periods presented. Treating S&IP as discontinued operations results in significant shared overhead costs previously allocated to the S&IP business that are now included in continuing operations. Included in first quarter continuing operations are costs previously allocated to S&IP of $28 million in 2018 and
$29 million in 2017 .

Adjusted operating profit for the first quarter excludes $3 million of restructuring and IT charges, $2 million for litigation matters and $5 million of intangible amortization expense.

Adjusted EBITDA for the first quarter, excluding divestiture-related charges, restructuring and IT charges, and litigation expenses was, $59 million compared to $53 million in the prior year.

Cash Flow and Balance Sheet
Total debt at the end of the first quarter was $542 million, consisting of a secured term loan and unsecured notes, compared to $581 million at the end of 2017. The decrease in total debt was due to the $40 million repayment of the secured term loan, as required in the company's credit agreement for excess cash generation in the prior year.

Cash from operations less capital expenditures, or free cash flow, for the quarter was $17 million compared to $27 million a year ago. The decrease was primarily due to changes in working capital. The company's cash balance was $203 million at the end of the quarter, compared to $220 million at the end of 2017.

Discontinued Operations
First quarter net sales from discontinued operations were $264 million, a 6 percent increase, compared to the first quarter a year ago. On a constant currency basis, sales were up 4 percent. Five percent volume growth was driven by continued strong demand for exam gloves and an increase in facial protection due to the cold and flu season. Volume growth was partially offset by 2 percent lower selling prices, concentrated in exam gloves. Adjusted net income for the quarter totaled $41 million compared to $28 million in the prior year.

2018 Key Planning Assumptions
For the full-year 2018, the company expects to earn adjusted diluted earnings per share of $1.65 to $1.85, which includes earnings from both continuing and discontinued operations. Additionally, the key planning assumptions that it provided on its Year-End 2017 conference call remain unchanged.

Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted net income

•	Adjusted diluted earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate

•	Adjusted EBITDA

•	Free cash flow
These non-GAAP financial measures exclude the following items, as applicable, for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	Expenses associated with the divestiture of the S&IP business and the corporate restructuring and IT transformation costs.

•
Prior year transition costs relating to the separation from Kimberly-Clark Corporation, which included costs to establish Halyard Health’s capabilities as a stand-alone entity. These costs are related primarily to rebranding and other supply chain transition costs.

•	Expenses associated with the amortization of intangible assets associated with prior business acquisitions.
• The positive or negative effect of changes in currency exchange rates during the year.
• Expenses associated with certain litigation matters.
• Certain prior year acquisition and integration charges related to the acquisition of CORPAK MedSystems, Inc.
• Prior periods impact of tax regulatory changes.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company’s Board of Directors use net sales on a constant currency basis, adjusted net income, adjusted diluted earnings per share, adjusted operating profit, adjusted EBITDA, and free cash flow to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company’s business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

Additionally, the Compensation Committee of the company’s Board of Directors will use certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company’s net sales on a constant currency basis and adjusted EBITDA, which will be determined by excluding certain items that are used in calculating these non-GAAP financial measures.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the attached financial tables.

Conference Call Webcast
Halyard Health, Inc. will host a conference call today at 9 a.m. ET. The conference call can be accessed live over the internet at https://halyardhealth.investorroom.com  or via telephone by dialing 877-240-5772 in the United States. A replay of the call will be available at noon ET today by calling 877-344-7529 in the United States and entering passcode 10118578. A webcast of the call will also be archived in the Investors section on the Halyard website.

About Halyard Health
Halyard Health (NYSE: HYH) is a medical technology company focused on delivering clinically superior breakthrough medical device solutions to improve patients’ quality of life. Headquartered in Alpharetta, Georgia, Halyard is committed to addressing some of today’s most important healthcare needs, such as reducing the use of opioids while helping patients move from surgery to recovery. Halyard develops, manufactures and markets its recognized brands in more than 90 countries. For more information, visit www.halyardhealth.com.

Forward-Looking Statements
This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may”, “believe”, “will”, “expect”, “project”, “ estimate”, “anticipate”, “plan”, or “continue” and similar expressions, among others. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; S&IP separation execution; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the impact of investigative and legal proceedings and compliance risks; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; and changes in the competitive environment. Additional information concerning these and other factors that may impact future results is contained in our filings with the U.S. Securities and Exchange Commission, including our most recent Form 10-K and Quarterly Reports on Form 10-Q.

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2018	2017	Change
Net Sales	$156.4	$145.7	7.3%
Cost of products sold	65.3	64.2	1.7
Gross Profit	91.1	81.5	11.8
Research and development expenses	9.9	7.3	35.6
Selling and general expenses	86.4	84.8	1.9
Other expense, net	1.8	7.0	N.M.
Operating Loss	(7.0)	(17.6)	(60.2)
Interest income	1.0	0.4	N.M.
Interest expense	(8.8)	(7.6)	15.8
Loss Before Income Taxes	(14.8)	(24.8)	(40.3)
Income tax benefit	3.5	9.9	(64.6)
Loss from Continuing Operations	(11.3)	(14.9)	(24.2)
Income from discontinued operations, net of tax	31.5	27.7	N.M.
Net Income	$20.2	$12.8	57.8

Interest expense, net	7.8	7.2	8.3
Income tax provision	6.1	6.3	(3.2)
Depreciation and amortization	7.8	16.2	(51.9)
EBITDA	$41.9	$42.5	(1.4)

Basic (Loss) Earnings Per Share
Continuing operations	$(0.24)	$(0.32)	(25.0)
Discontinued operations	0.67	0.59	13.6
Net income	$0.43	$0.27	59.3
Diluted (Loss) Earnings Per Share
Continuing operations	$(0.24)	$(0.32)	(25.0)
Discontinued operations	0.67	0.59	13.6
Net income	$0.43	$0.27	59.3

Weighted Average Common Shares Outstanding
Basic	46.9	46.7
Diluted	46.9	46.7

HALYARD HEALTH, INC.
DISCONTINUED OPERATIONS SUMMARY
(unaudited)
(in millions, except per share amounts)

	Income from Discontinued Operations
	Three Months Ended March 31,
	2018	2017
Net Sales	$264.0	$249.9
Cost of products sold	194.5	188.5
Research and development	0.9	0.7
Selling, general and other expenses	27.5	16.8
Income before income taxes	41.1	43.9
Tax provision	(9.6)	(16.2)
Income from Discontinued Operations, net of tax	$31.5	$27.7

Earnings per share from discontinued operations:
Basic	$0.67	$0.59
Diluted	0.67	0.59

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions)

	Gross Profit		Operating Profit (Loss)(a)
	Three Months Ended March 31,		Three Months Ended March 31,
	2018	2017	2018	2017
As reported	$91.1	$81.5	$(7.0)	$(17.6)

Restructuring and IT charges	—	—	2.9	—
Acquisition-related charges	—	0.5	—	1.6
Spin-related transition charges	—	—	—	0.5
Litigation and legal	—	—	1.7	8.0
Intangibles amortization	0.9	1.0	4.5	5.3

As adjusted non-GAAP	$92.0	$83.0	$2.1	$(2.2)
_________________________________

(a)
For the three months ended March 31, 2018, operating profit includes $27.9 million of costs formerly included in the S&IP business, $14.5 million of general expenses and $2.9 million of restructuring costs. For the three months ended March 31, 2017, operating profit includes $28.9 million of costs formerly included in the S&IP business, $17.6 million of general expenses, $1.6 million of acquisition-related expenses and $0.5 million of post-spin related rebranding costs.

	Loss Before Income Taxes		Income Tax Benefit
	Three Months Ended March 31,		Three Months Ended March 31,
	2018	2017	2018	2017
As reported	$(14.8)	$(24.8)	$3.5	$9.9
Effective tax rate, as reported			23.6%	39.9%

Restructuring and IT charges	2.9	—	(0.8)	—
Acquisition-related charges	—	1.6	—	(0.6)
Spin-related transition charges	—	0.5	—	(0.2)
Litigation and legal	1.7	8.0	(0.5)	(3.0)
Intangibles amortization	4.5	5.3	(1.2)	(2.1)

As adjusted non-GAAP	$(5.7)	$(9.4)	$1.0	$4.0
Effective tax rate, as adjusted			17.5%	42.6%

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions, except per share amounts)

	Loss from Continuing Operations
	Three Months Ended March 31,
	2018	2017
As reported	$(11.3)	$(14.9)
Diluted EPS, as reported	$(0.24)	$(0.32)

Restructuring and IT charges	2.1	—
Acquisition-related charges	—	1.0
Spin-related transition charges	—	0.3
Litigation and legal	1.2	5.0
Intangibles amortization	3.3	3.2

As adjusted non-GAAP	$(4.7)	$(5.4)
Diluted EPS, as adjusted	$(0.10)	$(0.12)

	Income from Discontinued Operations, net of tax
	Three Months Ended March 31,
	2018	2017
As reported	$31.5	$27.7
Diluted EPS, as reported	$0.67	$0.59

Divestiture-related charges	9.0	—
Spin-related transition charges	—	0.1
Intangibles amortization	—	0.2

As adjusted non-GAAP	$40.5	$28.0
Diluted EPS, as adjusted	$0.86	$0.60

NON-GAAP RECONCILIATIONS
(unaudited)
(in millions, except per share amounts)

	Net Income
	Three Months Ended March 31,
	2018	2017
As reported	$20.2	$12.8
Diluted EPS, as reported	$0.43	$0.27

Divestiture-related charges	9.0	—
Restructuring and IT charges	2.1	—
Acquisition-related charges	—	1.0
Spin-related transition charges	—	0.4
Litigation and legal	1.2	5.0
Intangibles amortization	3.3	3.4

As adjusted non-GAAP	$35.8	$22.6
Diluted EPS, as adjusted	$0.76	$0.48

	EBITDA
	Three Months Ended March 31,
	2018	2017
EBITDA, as reported	$41.9	$42.5

Divestiture-related charges	12.2	—
Restructuring and IT charges	2.9	—
Acquisition-related charges	—	1.4
Spin-related transition charges	—	0.7
Litigation and legal	1.7	8.0

Adjusted EBITDA	$58.7	$52.6

NON-GAAP RECONCILIATIONS
(unaudited)
(in millions, except per share amounts)

	Free Cash Flow
	Three Months Ended March 31,
	2018	2017
Cash provided by operating activities	$26.3	$37.0
Capital expenditures	(9.6)	(10.2)
Free Cash Flow	$16.7	$26.8

2018 OUTLOOK

	Estimated Range
Adjusted diluted earnings per share	$1.65	to	$1.85
Amortization	(0.29)	to	(0.29)
Divestiture-related charges	(0.82)	to	(0.75)
Restructuring and IT charges	(0.28)	to	(0.23)
Other	(0.32)	to	(0.22)
Diluted earnings per share (GAAP)	$(0.06)	to	$0.36

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	March 31, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$203.1	$219.7
Accounts receivable, net of allowances	199.5	203.0
Inventories	92.3	91.1
Prepaid expenses and other current assets	15.8	14.4
Assets held for sale	650.4	632.5
Total Current Assets	1,161.1	1,160.7
Property, Plant and Equipment, net	117.5	109.9
Goodwill	764.6	764.7
Other Intangible Assets, net	144.6	148.9
Deferred Tax Assets	11.3	7.6
Other Assets	3.8	4.1
TOTAL ASSETS	$2,202.9	$2,195.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$—	$39.8
Trade accounts payable	194.4	171.2
Accrued expenses	128.3	144.9
Liabilities held for sale	37.9	33.9
Total Current Liabilities	360.6	389.8
Long-Term Debt	542.0	541.1
Deferred Tax Liabilities	18.3	17.8
Other Long-Term Liabilities	30.2	31.8
TOTAL LIABILITIES	951.1	980.5
Stockholders’ Equity	1,251.8	1,215.4
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,202.9	$2,195.9

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(unaudited)
(in millions)

	Three Months Ended March 31,
	2018	2017
Operating Activities
Net income	$20.2	$12.8
Depreciation and amortization	7.8	16.2
Net loss on asset dispositions	0.8	—
Changes in operating assets and liabilities	(6.6)	0.1
Deferred income taxes and other	4.1	7.9
Cash Provided by Operating Activities	26.3	37.0
Investing Activities
Capital expenditures	(9.6)	(10.2)
Cash Used in Investing Activities	(9.6)	(10.2)
Financing Activities
Debt repayments	(40.0)	—
Purchase of treasury stock	(0.1)	—
Proceeds from the exercise of stock options	3.4	0.5
Cash (Used in) Provided by Financing Activities	(36.7)	0.5
Effect of Exchange Rate Changes on Cash and Cash Equivalents	3.4	2.1
(Decrease) Increase in Cash and Cash Equivalents	(16.6)	29.4
Cash and Cash Equivalents - Beginning of Period	219.7	113.7
Cash and Cash Equivalents - End of Period	$203.1	$143.1

HALYARD HEALTH, INC.
SELECTED BUSINESS SEGMENT DATA
(unaudited)
(in millions)

	Three Months ended March 31,
	2018	2017	Change
Operating Profit (Loss)
Medical Devices(a)	$40.1	$38.0	5.5%
Corporate and Other(b)	(45.3)	(48.6)	N.M.
Other expense, net(c)	(1.8)	(7.0)	N.M.
Total Operating Loss	$(7.0)	$(17.6)	(60.2)%
______________________________

(a)	Medical Devices operating profit includes $4.5 million and $5.3 million of amortization expense in the three months ended March 31, 2018 and 2017, respectively.

(b)
Corporate and Other for the three months ended March 31, 2018 includes $27.9 million of costs formerly included in the S&IP business, $14.5 million of general expenses and $2.9 million of restructuring costs. Corporate and Other for the three months ended March 31, 2017 includes $28.9 million of costs formerly included in the S&IP business, $17.6 million of general expenses and $1.6 million of acquisition-related expenses and $0.5 million of post-spin related rebranding costs.

(c)	Other expense includes amounts incurred related to litigation matters.
N.M. - Not meaningful

			Three Months ended March 31,
			2018	2017	Change
Chronic care			$97.1	$88.6	9.6%
Pain management			59.3	57.1	3.9
Net Sales			$156.4	$145.7	7.3%

	Total	Volume	Pricing/Mix	Currency	Other
Net Sales - percentage change	7%	6%	—%	1%	—%